Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Weyerhaeuser Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-84127, 333-66412, 333-72356, and 333-104752 on Form S-3; Nos. 333-82376 and 333-86232 on Form S-4 and Nos. 333-74311, 333-89925, 333-53010, 333-86114, 333-113422, and 333-119184 on Form S-8) of Weyerhaeuser Company and subsidiaries of our reports dated February 21, 2006, with respect to the consolidated balance sheet of Weyerhaeuser Company and subsidiaries as of December 25, 2005, and December 26, 2004, and the related consolidated statements of earnings, cash flows and shareholders’ interest and comprehensive income for each of the years in the three-year period ended December 25, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 25, 2005 and the effectiveness of internal control over financial reporting as of December 25, 2005, which reports appear in the December 25, 2005 annual report on Form 10-K of Weyerhaeuser Company and subsidiaries.

Our reports refer to the adoption by Weyerhaeuser Company and subsidiaries of the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003 and the adoption of Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities, in 2004.

/s/ KPMG LLP

Seattle, Washington

February 21, 2006